Exhibit 22

Subsidiary Guarantees

As of December 30, 2020, each of the following subsidiaries of Cincinnati Bell Inc., an Ohio corporation (the “Company”), has fully and unconditionally guaranteed on an unsecured, joint and several basis each of the debt securities of the Company listed below.

Subsidiary Guarantors
CBTS LLC, a Delaware limited liability company
CBTS Technology Solutions LLC, a Delaware limited liability company
CBTS Virginia LLC, a Virginia limited liability company
Cincinnati Bell Entertainment Inc., an Ohio corporation
Cincinnati Bell Extended Territories LLC, an Ohio limited liability company
Cincinnati Bell Shared Services LLC, an Ohio limited liability company
Cincinnati Bell Telephone Company LLC, an Ohio limited liability company
Cincinnati Bell Wireless, LLC, an Ohio limited liability company
Hawaiian Telcom Communications, Inc., a Delaware corporation
Hawaiian Telcom Holdco, Inc., a Delaware corporation
Hawaiian Telcom, Inc., a Hawaii corporation
Hawaiian Telcom Services Company, Inc., a Delaware corporation
SystemMetrics Corporation, a Hawaii corporation
Wavecom Solutions Corporation, a Hawaii corporation

Debt Securities of the Company Guaranteed by each of the Subsidiary Guarantors
7.000% Senior Notes due 2024
8.000% Senior Notes due 2025

In addition, as of December 31, 2020, Cincinnati Bell Telephone Company LLC is the issuer of 6.300% Senior Notes, which debt securities have been fully and unconditionally guaranteed by the Company.